Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-114095
Pricing Supplement Number 112 Dated 04/25/2005
(To: Prospectus Dated June 17, 2004, as supplemented by Prospectus Supplement Dated June 18, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RWX0	$2,619,000.00	100%	1.100%	$2,590,191.00	FIXED	4.200%	QUARTERLY	04/15/2011	07/15/2005	$8.98	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RWY8	$444,000.00	100%	1.600%	$436,896.00	FIXED	4.650%	SEMI-ANNUAL	04/15/2016	10/15/2005	$21.57	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RWZ5	$5,736,000.00	100%	2.000%	$5,621,280.00	FIXED	5.150%	QUARTERLY	04/15/2020	07/15/2005	$11.02	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 04/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RXA9	$4,994,000.00	100%	2.500%	$4,869,150.00	FIXED	5.350%	SEMI-ANNUAL	04/15/2034	10/15/2005	$24.82	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 04/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: April 25, 2005 @12:00 PM ET
Settle Date: April 28, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation $15,626,271,000.00 GE Capital* InterNotes® Prospectus Supplement Dated 18-Jun-04